Filed Pursuant to Rule 424(b)(3)
Registration No. 333-258936
PROSPECTUS SUPPLEMENT NO. 4
December 23, 2021
(To Prospectus dated August 26, 2021)

MATTERPORT, INC.

135,193,286 Shares of Class A Common Stock
4,450,000 Warrants to Purchase Shares of Class A Common Stock
and
Up to 11,350,000 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement further supplements and updates the prospectus dated August 26, 2021, relating to (i) the resale of 135,193,286 shares of Class A common stock, par value $0.0001 per share (the “common stock” or “Matterport common stock”), by the selling securityholders named in the prospectus, (ii) the issuance by us and resale of up to 11,350,000 shares of common stock upon the exercise of outstanding warrants and (iii) the resale of up to 4,450,000 of our outstanding warrants originally issued in a private placement concurrent with the initial public offering of Matterport, Inc., a Delaware corporation (f/k/a Gores Holdings VI, Inc.).

This prospectus supplement incorporates into such prospectus the information (other than information that is furnished and not deemed filed) contained in our Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on December 23, 2021 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

Our common stock trades on The Nasdaq Global Market (the “Nasdaq”) under the ticker symbol “MTTR” and our warrants trade on the Nasdaq under the ticker symbol “MTTRW”. On December 22, 2021, the closing sale price of our common stock as reported by Nasdaq was $24.15 per share and the closing price of our warrants was $12.55 per warrant.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section of the prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 23, 2021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 20, 2021
________________________
MATTERPORT, INC.
(Exact name of registrant as specified in its charter)
________________________

Delaware	001-39790	85-1695048
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
352 East Java Drive
Sunnyvale, CA 94089
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (650) 641-2241
N/A
(Former name or former address, if changed since last report.)
________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	MTTR	The Nasdaq Global Market
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	MTTRW	The Nasdaq Global Market
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Appointment of Peter Presunka as Chief Accounting Officer
Effective December 20, 2021, Peter Presunka was appointed by the Board of Directors of Matterport, Inc. (the “Company”) as the Company’s Chief Accounting Officer, to serve until his successor is duly elected and qualified or until the earlier of his death, resignation or removal. In this role, he will serve as the Company’s principal accounting officer. James D. Fay, the Company's Chief Financial Officer, was serving as the Company's Chief Accounting Officer on an interim basis, as previously disclosed in the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on September 28, 2021. Upon Mr. Presunka’s appointment, Mr. Fay ceased serving as the Company’s interim Chief Accounting Officer and will continue serving as the Company’s Chief Financial Officer.
Mr. Presunka, age 63, has been a Contractor and Director of Technical Accounting Services at SOAProjects, Inc. since 2018. Prior to that, he served as a Commercial LED Controller for Lumileds LLC from January 2016 and as a Corporate Controller at NEXTracker from August 2015 to December 2016. Mr. Presunka also served as a Corporate Controller for Nanometrics from 2008 to 2011. Mr. Presunka holds a B.S. in Engineering Physics from McMaster University, an M.B.A. in Finance from McMaster University and a Masters in Accounting Taxation from San Jose State University.
In connection with his position, Mr. Presunka will receive an annual base salary of $275,000 plus the ability to earn a bonus of up to 20% of such base salary per year (payable quarterly), in each case less applicable withholdings and deductions. In addition, the Company granted Mr. Presunka an award of restricted stock units covering shares of the Company’s Class A common stock, with an aggregate grant value of approximately $1,600,000, under the Company’s 2021 Incentive Award Plan. The restricted stock units will vest quarterly over a four-year period, subject to Mr. Presunka’s continued employment through the applicable vesting date.
Mr. Presunka will enter into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2021.
There is no arrangement or understanding between Mr. Presunka and any other person pursuant to which he was selected as an officer. Furthermore, there is no family relationship between Mr. Presunka and any of the Company’s other directors or executive officers, and Mr. Presunka is not a party to any transactions of the type listed in Item 404(a) of Regulation S-K.
Item 8.01. Other Events.
On December 21, 2021, the Company and Matterport Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of Company (“Matterport Operating”), entered into a definitive merger agreement to acquire Enview, Inc., a Delaware corporation (“Enview”), for a combination of cash and newly issued shares of the Company’s Class A common stock. Enview is engaged in the development of artificial intelligence algorithms to identify natural and man-made features in geospatial data using various techniques, including deep learning, neural networks, and physics-based modeling. The closing of the acquisition is expected to occur in January 2022, subject to the satisfaction of customary closing conditions.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Matterport, Inc.

Date: December 23, 2021	By:	/s/ James D. Fay
	Name:	James D. Fay
	Title:	Chief Financial Officer